                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                               ACORN PRODUCTS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                ACORN PRODUCTS, INC.







                      NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                     TO BE HELD

                                    JUNE 22, 1999

                                        AND

                                  PROXY STATEMENT




--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                     IMPORTANT

                       PLEASE MARK, SIGN AND DATE YOUR PROXY
                  AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE

                                ACORN PRODUCTS, INC.
                                 500 Dublin Avenue
                                Columbus, Ohio 43215


                      NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                                                    May 20, 1999

To Our Stockholders:


     The Annual Meeting of Stockholders of Acorn Products, Inc. will be held at the offices of Gibson, Dunn & Crutcher LLP, 333 South Grand Avenue, 43rd Floor, Los Angeles, California on Tuesday, June 22, 1999, at 10:00 a.m., local time, for the following purposes:

     (1) To elect six (6) Directors of the Company, each to serve for terms expiring at the next Annual Meeting of Stockholders;

     (2) To ratify the appointment of Ernst & Young LLP as the Company's independent certified public accountants for fiscal 1999;

     (3) To approve an amendment increasing the number of shares available for issuance under the Company's Amended and Restated 1997 Non-Employee Director Stock Option Plan from 25,000 to 200,000; and

     (4) To transact any other business which may properly come before the meeting or any adjournment thereof.

     You will be most welcome at the meeting, and we hope you can attend. Directors and officers of the Company and representatives of its independent certified public accountants will be present to answer your questions and to discuss its business.

     We urge you to execute and return the enclosed proxy as soon as possible so that your shares may be voted in accordance with your wishes. If you attend the meeting, you may vote in person and your proxy will not be used.

                                   By Order of the Board of Directors,

                                   J. Mitchell Dolloff
                                   Secretary


         -----------------------------------------------------------------
                      PLEASE SIGN AND MAIL THE ENCLOSED PROXY
                            IN THE ACCOMPANYING ENVELOPE
                NO POSTAGE NECESSARY IF MAILED IN THE UNITED STATES
         -----------------------------------------------------------------

                                ACORN PRODUCTS, INC.
                                 500 Dublin Avenue
                                Columbus, Ohio 43215

                           -----------------------------

                                  PROXY STATEMENT

                           -----------------------------

                          ANNUAL MEETING OF STOCKHOLDERS

                           -----------------------------

     This Proxy Statement is furnished to the stockholders of Acorn Products, Inc. (the "Company") in connection with the solicitation of proxies to be used in voting at the Annual Meeting of Stockholders to be held on June 22, 1999, and at any adjournment thereof (the "Annual Meeting"). The enclosed proxy is solicited by the Board of Directors of the Company. This Proxy Statement and the enclosed proxy will be first sent or given to the Company's stockholders on approximately May 20, 1999.

     The Company will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of stock. Representatives of the Company may solicit proxies by mail, telegram, telephone or personal interview.

     The shares represented by the accompanying proxy will be voted as directed if the proxy is properly signed and received by the Company prior to the meeting. If no directions are made to the contrary, the proxy will be voted FOR the nominees for director named herein, FOR the ratification of Ernst & Young LLP as independent certified public accountants for the current fiscal year and FOR an amendment increasing the number of shares available for issuance under the Company's Amended and Restated 1997 Non-Employee Director Stock Option Plan ("the Director Option Plan") from 25,000 to 200,000. Any stockholder giving a proxy has the power to revoke it at any time before it is exercised by filing a written notice with the Secretary of the Company prior to the meeting. Stockholders who attend the meeting may vote in person and their proxies will not be used.

     Holders of record of Common Stock of the Company at the close of business on May 14, 1999, will be entitled to vote at the Annual Meeting. At that time, the Company had 6,021,705 shares of Common Stock outstanding and entitled to
vote.   Each share of Common Stock outstanding on the record date entitles the holder to one vote on each matter submitted at the Annual Meeting.

     The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock of the Company is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum. Broker non-votes occur when brokers, who hold their customers' shares in street name, sign and submit proxies for such shares and vote such shares on some matters, but not others. Typically, this would occur when brokers have not received any instructions from their customers, in which case the brokers, as the holders of record, are permitted to vote on "routine" matters, which include the election of directors.

     The election of the director nominees requires the favorable vote of a plurality of all votes cast by the holders of Common Stock at a meeting at which a quorum is present. Proxies that are marked "Withhold Authority" and broker non-votes will not be counted toward such nominee's achievement of a plurality and thus will have no effect. Each other matter to be submitted to the stockholders for approval or ratification at the Annual Meeting requires the affirmative vote of the holders of a majority of the Common Stock present and entitled to vote on the matter. For purposes of determining the number of shares of Common Stock voting on the matter, abstentions will be counted and will have the effect of a negative vote; broker non-votes will not be counted and thus will have no effect.

ELECTION OF DIRECTORS

     The Company's Amended and Restated Bylaws provide that the number of directors shall be fixed by the Board. The total number of authorized directors currently is fixed at six. The Board of Directors proposes the election of six
(6) incumbent Directors at the Annual Meeting of Stockholders to continue service as Directors. The nominees for Directors, if elected, will serve for one-year terms expiring at the next Annual Meeting of Stockholders.

     Conor D. Reilly, Gabe Mihaly, William W. Abbott, Matthew S. Barrett, Stephen A. Kaplan and John I. Leahy currently are Directors of the Company and are being nominated by the Board of Directors for re-election as Directors.

     It is intended that, unless otherwise directed, the shares represented by the enclosed proxy will be voted FOR the election of Messrs. Reilly, Mihaly, Abbott, Barrett, Kaplan and Leahy as Directors. In the event that any nominee for director should become unavailable, the number of directors of the Company may be decreased pursuant to the By-Laws or the Board of Directors may designate a substitute nominee, in which event the shares represented by the enclosed proxy will be voted for such substitute nominee.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR.

     The following table sets forth for each nominee for director of the Company, such person's name, age, and his position with the Company:

        Name         Age                               Position
        ----         ---                               --------
Conor D. Reilly       47        Chairman of the Board and Director of the Company

Gabe Mihaly           51        President, Chief Executive Officer, and Director of the Company

William W. Abbott     67        Director of the Company

Matthew S. Barrett    39        Director of the Company

Stephen A. Kaplan     40        Director of the Company

John I. Leahy         68        Director of the Company


     CONOR D. REILLY became Chairman and a director of the Company and UnionTools, Inc. ("UnionTools") in August 1996. Mr. Reilly has been a partner at Gibson, Dunn & Crutcher LLP since January 1988. Mr. Reilly has been a director of John Deere Insurance Group, Inc. since August 1992.

     GABE MIHALY became President and Chief Executive Officer of UnionTools in May 1991 and President, Chief Executive Officer and a director of the Company in August 1996.

     WILLIAM W. ABBOTT became a director of the Company in January 1997. Mr. Abbott currently is self-employed as a business consultant. From August 1989 to January 1995, Mr. Abbott served as Senior Advisor to the United Nations Development Programme. In 1989, Mr. Abbott retired from 35 years of service at Procter & Gamble as a Senior Vice President in charge of worldwide sales and other operations. He currently serves as a member of the Boards of Directors of Horace Mann Educators Company and Fifth Third Bank of Naples, Florida, a member of the Advisory Board of Manco, a member of the Board of Overseers of the Duke Cancer Center and an Executive Professor of Florida Gulf Coast University.

     MATTHEW S. BARRETT became a director of the Company in December 1993.
Mr. Barrett is a managing director of Oaktree Capital Management, LLC ("Oaktree"). Prior to joining Oaktree, from 1991 to April 1995, Mr. Barrett was Senior Vice President of TCW Asset Management Company.

     STEPHEN A. KAPLAN became a director of the Company in December 1993.
Mr. Kaplan is a principal of Oaktree, where he runs the Principal Activities Group. Prior to joining Oaktree, from November 1993 to April 1995, Mr. Kaplan was a managing director of Trust Company of the West and was portfolio manager of The Principal Fund. Mr. Kaplan currently serves as a member of the Board of Directors of KinderCare Learning Centers, Inc.

     JOHN I. LEAHY became a director of the Company in August 1994. Mr. Leahy has been the President of Management and Marketing Associates, a management consulting firm owned by Mr. Leahy, since 1987. In 1987, Mr. Leahy retired after 34 years of service at the Black & Decker Company, where he was President and Group Executive, Western Hemisphere. Mr. Leahy currently serves as a director of Allied Capital Company and several privately held companies.
Mr. Leahy is a Trustee of The Sellinger School of Business and Management and St. Mary's University.

INFORMATION CONCERNING THE BOARD OF DIRECTORS, EXECUTIVE OFFICERS, AND PRINCIPAL STOCKHOLDERS

MEETINGS, COMMITTEES AND COMPENSATION OF THE BOARD OF DIRECTORS

     The Board of Directors of the Company had a total of four meetings during fiscal 1998. During fiscal 1998, each of the directors attended 75% or more of the total number of meetings of (i) the Board and (ii) the committees of the Board on which such director served. Directors who are employees of the Company receive no compensation for serving as directors. Non-employee directors receive the following annual compensation: (i) $20,000 paid, at the director's election, either in shares of Common Stock pursuant to the Company's Deferred Equity Compensation Plan for Directors (the "Director Stock Plan") or one-half in cash and one-half in shares of Common Stock pursuant to the Director Stock Plan; (ii) stock options with an exercise price equal to the fair market value of the Common Stock on the date of grant, a Black-Scholes valuation of $25,000 and a ten year term issued under the Director Option Plan; and (iii) reimbursement of reasonable out-of-pocket expenses.

     In March 1997, the Company created a Management Development and Compensation Committee (the "Compensation Committee") and an Audit Committee (the "Audit Committee"). The Compensation Committee has the authority to
(i) administer the Company's 1997 Stock Incentive Plan, including the selection of optionees and the timing of option grants, (ii) review and monitor key employee compensation policies and administer the Company's management compensation plans and (iii) monitor the performance of the Company's senior officers and develop succession and career planning related thereto. The Audit Committee recommends the annual appointment of the Company's independent public accountants with whom the Audit Committee reviews the scope of audit and non-audit assignments and related fees, the accounting principles used by the Company in financial reporting, internal financial auditing procedures and the adequacy of the Company's internal control procedures. Messrs. Abbott (Chairman), Kaplan and Reilly were appointed to the Compensation Committee and Messrs. Leahy (Chairman) and Barrett were appointed to the Audit Committee.

OWNERSHIP OF COMMON STOCK BY PRINCIPAL STOCKHOLDERS, DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information regarding beneficial ownership of the Company's Common Stock by each person known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, each director, each of the Company's executive officers, and the directors and executive officers of the Company as a group as of May 14, 1999.

                                                                               SHARES BENEFICIALLY OWNED (1)(2)
                                                                              -----------------------------------
                             STOCKHOLDER                                         NUMBER                PERCENT
-----------------------------------------------------------------------    --------------------    --------------
The TCW Group, Inc.(3)................................................               3,162,049          52.5%

Oaktree Capital Management, LLC(4)....................................               1,107,500          18.4%

OCM Principal Opportunities Fund, L.P.................................               1,107,500          18.4%

J. & W. Seligman & Co. Incorporated(5)................................                 721,715          12.0%

Gabe Mihaly(6)........................................................                 102,036           1.7%

J. Mitchell Dolloff(7)................................................                  24,375            *

James B. Farland(8)...................................................                  22,000            *

Thomas A. Hyrb(9).....................................................                  30,450            *

Stephen M. Kasprisin(10)..............................................                  33,950            *

Conor D. Reilly(11)...................................................                  51,886            *

William W. Abbott(12).................................................                  18,586            *

Matthew S. Barrett(13)................................................               1,107,500          18.4%

Stephen A. Kaplan(14).................................................               1,107,500          18.4%

John I. Leahy(15).....................................................                  23,946            *

All directors and executive officers as a group (10 persons) (16).....               1,414,729          22.6%
-----------------------------------------------------------------------------------------------------------------

* Represents beneficial ownership of less than 1% of the Company's outstanding Common Stock.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those shares.

(2) The address of the TCW Group, Inc. is 865 South Figueroa Street, Los Angeles, California 90017. The address of Oaktree, the OCM Principal Opportunities Fund, L.P. (the "Oaktree Fund"), Mr. Barrett and Mr. Kaplan is 550 South Hope Street, 22nd Floor, Los Angeles, California 90071. The address of J. & W. Seligman & Co. Incorporated ("JWS") is 100 Park Avenue, New York, New York 10017. The address for Messrs. Mihaly, Dolloff, Farland, Hyrb, Kasprisin and Reilly is c/o Acorn Products, Inc., 500 Dublin Avenue, Columbus, Ohio 43215. The address of Mr. Abbott is 6923 Greentree Drive, Naples, Florida 34108. The address of Mr. Leahy is c/o Management & Marketing Associates, 30 East Padonia Road, Timonium, Maryland 21093.

(3) The TCW Group, Inc. is the parent corporation of TCW Asset Management Company ("TAMCO"). TAMCO is the managing general partner of TCW Special Credits, a general partnership among TAMCO and certain individual general partners (the "Individual Partners"). TCW Special Credits is (i) the general partner of four limited partnerships that hold shares of Common Stock (the "TCW Limited Partnerships") and (ii) the investment advisor for three third party accounts that hold shares of Common Stock (the "TCW Accounts"). The TCW Limited Partnerships and the TCW Accounts in the aggregate hold 2,148,576 shares of Common Stock. The TCW Group, Inc. also is the parent corporation of Trust Company of the West, which is the trustee of four trusts that hold shares of Common Stock (the "TCW Trusts"). The TCW Trusts in the aggregate hold 1,013,473 shares of Common Stock. The following TCW Limited Partnerships and TCW Trusts individually beneficially own more than 5% of the outstanding shares of

     Common Stock: TCW Special Credits Fund III (660,036 shares or 11.0%); TCW Special Credits Fund IIIb (625,988 shares or 10.4%); and TCW Special Credits Trust IIIb (447,124 shares or 7.4%). Certain of the Individual Partners also are principals of Oaktree. The Individual Partners, in their capacity as general partners of TCW Special Credits, have been designated to manage the TCW Limited Partnerships, the TCW Accounts and the TCW Trusts. Although Oaktree provides consulting, research and other investment management support to the Individual Partners, Oaktree does not have voting or dispositive power with respect to the TCW Limited Partnerships, the TCW Accounts or the TCW Trusts.

(4)  All of such shares of Common Stock are owned by the Oaktree Fund.

(5) JWS directly owns 277,720 shares, or 4.6%, of the Common Stock. JWS, as an investment adviser for Seligman Value Fund Series, Inc. - Seligman Small Cap Value Fund (the "Fund"), may be deemed to beneficially own the shares of the Fund. The Fund owns 430,000 shares, or 7.1%, of the Common Stock. William C. Morris, as the owner of a majority of the outstanding voting securities of JWS, may be deemed to beneficially own the shares reported by JWS. The information in this note is taken from a Schedule 13G filed by the persons named herein.

(6) Includes 17,925 shares of Common Stock which are owned jointly by Mr. Mihaly and his spouse. Also includes 84,111 shares of Common Stock
     issuable pursuant to options exercisable within 60 days.   Excludes 52,889
     shares of Common Stock issuable pursuant to options not exercisable within 60 days.

(7) Reflects 24,375 shares of Common Stock issuable pursuant to options exercisable within 60 days. Excludes 23,717 shares of Common Stock issuable pursuant to options not exercisable within 60 days.

(8) Mr. Farland's employment with UnionTools ended upon his death in August 1998. Includes 20,300 shares of Common Stock issuable pursuant to currently exercisable options that may be exercised by Mr. Farland's heirs and beneficiaries.

(9) Reflects 30,450 shares of Common Stock issuable pursuant to options exercisable within 60 days. Excludes 24,790 shares of Common Stock issuable pursuant to options not exercisable within 60 days.

(10) Includes 3,500 shares of Common Stock which are owned jointly by Mr. Kasprisin and his spouse. Also includes 30,450 shares of Common Stock issuable pursuant to options exercisable within 60 days. Excludes 10,150 shares of Common Stock issuable pursuant to options not exercisable within 60 days.

(11) Includes 1,050 shares of Common Stock held by Mr. Reilly's minor children. Mr. Reilly, as custodian, holds voting and dispositive power over such shares. Also includes 33,861 shares of Common Stock issuable pursuant to options exercisable within 60 days (5,760 of which are subject to stockholder approval of an increase in the number of shares of Company Common Stock issuable pursuant to the Director Option Plan). Does not include 5,079 shares of Common Stock issuable pursuant to the Director Stock Plan. Excludes 8,125 shares of Common Stock issuable pursuant to options not exercisable within 60 days.

(12) Includes 9,486 shares of Common Stock issuable pursuant to options exercisable within 60 days (5,760 of which are subject to stockholder approval of an increase in the number of shares of Company Common Stock issuable pursuant to the Director Option Plan). Does not include 5,079 shares of Common Stock issuable pursuant to the Director Stock Plan.

(13) Reflects shares of Common Stock owned by the Oaktree Fund and also shown as beneficially owned by Oaktree. To the extent that Mr. Barrett, as a managing director of Oaktree, participates in the process to vote or dispose of any such shares, he may be deemed under such circumstances for the purpose of Section 13 of the Exchange Act to be the beneficial owner of such shares of Common Stock. Mr. Barrett disclaims beneficial ownership of such shares of Common Stock. Does not include 9,486 shares of Common Stock issuable pursuant to options exercisable within 60 days (5,760 of which are subject to stockholder approval of an increase in the number of shares of Company Common Stock issuable pursuant to the Director Option Plan) and 5,079 shares of Common Stock issuable pursuant to the Director Stock Plan. Pursuant to TCW's policy, all compensation paid to Mr. Barrett is donated to charity.

(14) Reflects shares of Common Stock owned by the Oaktree Fund and also shown as beneficially owned by Oaktree. To the extent that Mr. Kaplan, as a principal of Oaktree, participates in the process to vote or dispose of any such shares, he may be deemed under such circumstances for the purpose of
     Section 13 of the Exchange Act to be the beneficial owner of such shares of Common Stock. Mr. Kaplan disclaims beneficial ownership of such shares of Common Stock. Does not include 9,486 shares of Common Stock issuable pursuant to options exercisable within 60 days (5,760 of which are subject to stockholder approval of an increase in the number of shares of Company Common Stock issuable pursuant to Director Option Plan) and 5,079 shares of Common Stock issuable pursuant to the Director Stock Plan. Pursuant to Oaktree's policy, all compensation paid to Mr. Kaplan is contributed to the Oaktree Fund.

(15) Includes 9,486 shares of Common Stock issuable pursuant to options exercisable within 60 days (5,760 of which are subject to stockholder approval of an increase in the number of shares of Company Common Stock issuable pursuant to the Director Option Plan). Does not include 2,539 shares of Common Stock issuable pursuant to the Director Stock Plan.

(16) See notes (6) through (15) above.

EXECUTIVE OFFICERS

In addition to Mr. Reilly and Mr. Mihaly, the following persons are executive officers of the Company:

     J. MITCHELL DOLLOFF, age 33, was named Senior Vice President, Finance and Administration of the Company and UnionTools in May 1999 and President of the Company's watering products division in June 1998. Mr. Dolloff joined the Company and UnionTools in June 1997 as Vice President, General Counsel and Director of Investor Relations and in February 1998 was named Vice President Corporate Development. From October 1991 to June 1997, Mr. Dolloff was an attorney at Gibson, Dunn & Crutcher LLP.

     THOMAS A. HYRB, age 55, became Senior Vice President of Operations of UnionTools in May of 1999 and Vice President of Operations of UnionTools in August 1991.

     STEPHEN M. KASPRISIN, age 45, became Chief Financial Officer and Vice President of the Company in February 1989 and Chief Financial Officer and Vice President of UnionTools in January 1994. Mr. Kasprisin has resigned his employment with the Company and UnionTools effective June 1999.

     Officers are elected annually by the Board of Directors and serve at its discretion. There are no family relationships among directors and executive officers of the Company.

EXECUTIVE COMPENSATION

     The following summary compensation table sets forth information concerning the annual and long-term compensation earned by the Company's chief executive officer and each of the Company's other most highly compensated executive officers whose annual salary and bonus during fiscal 1998 exceeded $100,000 (the "Named Executive Officers"). Mr. Mihaly's, Mr. Kasprisin's, and Mr. Dolloff's
cash compensation was paid by the Company.   Mr. Farland's and Mr. Hyrb's cash
compensation was paid by UnionTools. Non-cash compensation, other than options to purchase Common Stock, was paid by UnionTools.

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM
                                                                                 COMPENSATION
                                                                                    AWARDS
                                                                                  SECURITIES
                                                                                  UNDERLYING       ALL OTHER
                                                     SALARY         BONUS          OPTIONS        COMPENSATION
   NAME AND PRINCIPAL POSITION          YEAR          ($)            ($)             (#)         ($)(1)(2)(3)(4)
----------------------------------   -----------  -------------  -------------   -------------   ---------------
GABE MIHALY                              1998         $309,145             --           20,325          $11,284
President and Chief Executive            1997          299,269       $198,890           20,325           93,628
Officer of the Company and               1996          286,461         14,000               --           22,706
UnionTools

J. MITCHELL DOLLOFF(5)                   1998          155,000             --            8,125           15,845
Senior Vice President, Finance           1997           14,307         20,000            8,125               --
and Administration of the
Company and UnionTools and
President of Watering Products
Division

JAMES B. FARLAND(6)                      1998          183,681             --           10,150           20,374
Vice President Sales and                 1997          179,614         26,942           10,150           11,101
Marketing of UnionTools                  1996          171,592         49,450               --           19,360

THOMAS A. HYRB                           1998          173,677             --           10,150            9,943
Senior Vice President of                 1997          169,830         25,475           10,150            9,850
Operations of UnionTools                 1996          151,335         46,500               --           60,383

STEPHEN M. KASPRISIN                     1998          173,085             --           10,150            9,924
Chief Financial Officer and Vice         1997          169,252         25,388           10,150           10,623
President of the Company and             1996          154,530         46,359               --           21,999
UnionTools

----------------------

(1) Amounts shown include matching benefits paid under the Company's defined contribution 401(k) plan and other miscellaneous cash benefits, but do not include retirement benefits under the Company's Salaried Employee Pension Plan or Supplemental Pension Plan. See "Pension Plans."

(2) Amounts shown for fiscal 1996 include the following: (a) $4,500 of matching benefits paid under the Company's defined contribution 401(k) plan for each of Messrs. Mihaly, Farland, Hyrb and Kasprisin; (b) $9,720, $9,890, $8,631 and $10,122 paid by the Company to Messrs. Mihaly, Farland, Hyrb and Kasprisin, respectively, for car allowances; (c) $2,553 paid by the Company with respect to supplementary life insurance for the benefit of Mr. Mihaly; and (d) $43,454 paid by the Company to Mr. Hyrb with respect to relocation expenses.

(3) Amounts shown for fiscal 1997 include the following: (a) $6,210, $5,683, $5,642 and $5,639 of matching benefits paid under the Company's defined contribution 401(k) plan for Messrs. Mihaly, Farland, Hyrb and Kasprisin, respectively; (b) $80,976 for Mr. Mihaly with respect to accelerated vesting of in-the-money stock options; and (c) $2,553 paid by the Company with respect to supplementary life insurance for the benefit of Mr. Mihaly.

(4) Amounts shown for fiscal 1998 include the following: (a) $5,724, $3,130, $5,736, $5,736 and $5,736 of matching benefits paid under the Company's defined contribution 401(k) plan for Messrs. Mihaly, Dolloff, Farland, Hyrb and Kasprisin, respectively; (b) $2,553 paid by the Company with respect to supplementary life insurance for the benefit of Mr. Mihaly; (c) $11,119 paid by the Company with respect to relocation expenses of Mr. Dolloff; and (d) a one time extraordinary bonus of $10,778 paid to Mr. Farland.

(5)  Mr. Dolloff commenced employment with the Company and UnionTools in June
     1997.

(6)  Mr. Farland's employment with UnionTools ended upon his death in August
     1998.


         AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUE TABLE

     The following table provides certain information regarding the number and value of stock options held by the Company's Named Executive Officers at July 31, 1998.


                              SHARES                       NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                              ACQUIRED                    UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS AT FISCAL
                              ON            VALUE      OPTIONS AT FISCAL YEAR-END (#)        YEAR-END ($)(2)
                              EXERCISE     REALIZED    ------------------------------        ---------------
NAME                            (#)         ($)(1)     EXERCISABLE   UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
                                                       -----------   -------------     -----------     -------------
Gabe Mihaly                       0           $ 0        63,786          40,650         $88,929           $ 0
J. Mitchell Dolloff               0             0        16,250          16,250               0             0
James B. Farland                  0             0        20,300          20,300               0             0
Thomas A. Hyrb                    0             0        20,300          20,300               0             0
Stephen M. Kasprisin              0             0        20,300          20,300               0             0
--------------------

(1) Value realized represents the difference between the exercise price of the option shares and the market price of the option shares on the date the option was exercised. The value realized was determined without consideration for any taxes or brokerage expenses which may have been owed.

(2) Represents the total gain which would be realized if all in-the-money options held at year end were exercised, determined by multiplying the number of shares underlying the options by the difference between the per share option exercise price and the per share fair market value at year end ($5.125 based on the average of the high and low sale prices on July 31, 1998). An option is in-the-money if the fair market value of the underlying shares exceeds the exercise price of the option.

PENSION PLANS

     UnionTools maintains seven noncontributory defined benefit pension plans covering substantially all of the hourly employees of the Company. UnionTools also maintains a noncontributory defined benefit pension plan covering salaried, administrative and supervisory employees of the Company (the "Salaried Employee Pension Plan") and a supplemental noncontributory defined benefit pension plan covering certain senior executive officers of the Company (the "Supplemental Pension Plan").

     The following table sets forth the estimated annual benefits payable upon retirement under the Salaried Employee Pension Plan based on retirement at age 65 and fiscal 1998 covered compensation.

                                                              YEARS OF SERVICE
                                                              ----------------
REMUNERATION(1)                    15               20                25               30                35
------------                       --               --                --               --                --
$125,000                        $42,187          $56,250           $70,313           $70,313          $70,313
 160,000 and above               54,000           72,000            90,000            90,000           90,000
---------------------------

(1)  Based on final earnings.

     For each of the Company's Named Executive Officers, the Salaried Employee Pension Plan covers total compensation as listed in the summary compensation table, but limited to $160,000 as required by the Employee Retirement Income Security Act of 1974. Messrs. Mihaly, Dolloff, Farland, Hyrb and Kasprisin have credited service of approximately 7, 1, 6, 6 and 9 years, respectively, under the Salaried Employee Pension Plan. Benefits under the Salaried Employee Pension Plan are based on years of credited service and final earnings (the highest average monthly earnings over any 60 consecutive calendar month period in the 120 calendar months preceding retirement or termination of employment). Monthly benefits are paid under the Salaried Employee Pension Plan in an amount equal to 2.25% of the employees' final earnings multiplied by the lesser of 25 years or the total number of years of credited service. Benefits under the Salaried Employee Pension Plan for credited years of service prior to 1993 were determined pursuant to a formula that yielded slightly lower benefits. Accordingly, actual benefits for each of the Named Executive Officers are slightly lower than the amounts indicated in the foregoing table. Benefits under the Salaried Employee Pension Plan are not subject to any offset.

     The following table sets forth the estimated annual benefits payable upon retirement under the Supplemental Pension Plan based on retirement at age 65 and fiscal 1998 covered compensation.

                                                               YEARS OF SERVICE
                                                               ----------------
REMUNERATION(1)                    15               20                25               30                35
------------                       --               --                --               --                --
$175,000                        $ 5,062          $ 6,750           $ 8,437           $ 8,437          $ 8,437
 200,000                         13,500           18,000            22,500            22,500           22,500
 225,000                         21,938           29,250            36,563            36,563           36,563
 250,000                         30,375           40,500            50,625            50,625           50,625
 300,000                         47,250           63,000            78,750            78,750           78,750
 400,000                         81,000          108,000           135,000           135,000          135,000
-----------------------

(1)  Based on final earnings.

     For Mr. Mihaly, the Supplemental Pension Plan covers compensation as listed in the summary compensation table above $160,000. Mr. Mihaly has credited service of approximately 7 years under the Supplemental Pension Plan. Benefits under the Supplemental Pension Plan are based on years of credited service and final earnings (the highest average monthly earnings over any 60 consecutive calendar month period in the 120 calendar months preceding retirement or termination of employment). Monthly benefits are paid under the Salaried Employee Pension Plan in an amount equal to 2.25% of the employees' final earnings (as described above) multiplied by the lesser of 25 years or the total number of years of credited service. Benefits under the Supplemental Pension Plan are not subject to any offset.

AGREEMENTS WITH KEY EMPLOYEES

     In May 1997, the Company entered into an employment agreement with Mr. Mihaly which provides for his employment as the President of the Company and the President and Chief Executive Officer of UnionTools. The agreement has a five-year term and automatically is extended for successive one-year periods thereafter unless notice is given at least 90 days, if by Mr. Mihaly, or one year, if by the Company, prior to expiration of the then-current term.
Mr. Mihaly's employment agreement provides for a base salary of $296,181 per year, an annual cash bonus in an amount to be determined by the Board of Directors of the Company and certain additional benefits, including participation in pension, health and other employee benefits plans of the Company. The payment of Mr. Mihaly's one-time cash bonus was deferred to October 1998. Mr. Mihaly's employment agreement provides that if the term of the agreement is not extended by the Company, the Company is required to make a lump sum payment to Mr. Mihaly in an amount equal to his then-current base salary. Mr. Mihaly's employment agreement also provides that if Mr. Mihaly's employment is terminated by the Company without cause (as defined in the agreement) or if Mr. Mihaly resigns due to a material diminution in his responsibilities or a material breach by the Company of its obligations under the agreement (collectively, "Termination"), the Company is required to make a lump sum payment to Mr. Mihaly in an amount equal to the full cash compensation due through the remaining term of the agreement (the "Remaining Salary"). In addition, Mr. Mihaly will be treated for purposes of pension and related plans as having been employed by the Company through the end of the then-current term of the agreement. If such Termination occurs within two years following a change in control of the Company (as defined in the agreement), the Company also is required to pay to Mr. Mihaly an amount equal to the difference between
(i) three times the highest aggregate annual compensation (including salary, bonuses and incentive payments) includable in gross income paid to Mr. Mihaly during any one of the three taxable years preceding the date of the Termination and (ii) the Remaining Salary.

     In May 1997, the Company also entered into agreements with each of Messrs. Hyrb and Kasprisin which provide that following the Termination of such officers' employment with the Company, the Company will pay to such employee an amount equal to the highest aggregate annual compensation (including salary, bonuses and incentive payments) includable in gross income paid to such employee during any one of the three taxable years preceding the date of his Termination. If such Termination occurs within two years following a change in control of the Company (as defined in such agreement), the Company also is required to pay to such employee an amount equal to two times the amount described in the preceding sentence. In June 1997, the Company entered into an agreement with Mr. Dolloff on the same terms.

     THE FOLLOWING COMPENSATION COMMITTEE REPORT AND PERFORMANCE GRAPH SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY OF THE COMPANY'S FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

          REPORT OF THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE
                             OF THE BOARD OF DIRECTORS

REPORT OF THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     The Management Development and Compensation Committee of the Board of Directors of the Company (the "Compensation Committee") was formed in March 1997 and consists entirely of non-employee directors. The Compensation Committee is responsible for the development of the Company's executive compensation policies and the application of such policies to the compensation of executive officers. The Compensation Committee believes that compensation must (i) be competitive with similar companies in order to attract, motivate and retain the managers necessary to lead and grow the Company's business and (ii) provide strong incentives for key managers to achieve the Company's goals. The Compensation Committee retained Ernst & Young LLP to assist it in the process of implementing a new compensation program beginning in fiscal 1998. A primary goal of the new compensation program is to link executive officer compensation to performance that enhances stockholder value. The components of compensation for the Company's executive officers are base salary, annual cash incentives and long-term incentives in the form of stock options and restricted stock grants. Each of these components is discussed in more detail below.

BASE SALARY

     In determining the base salaries of the Company's executive officers, the primary information considered by the Compensation Committee is data regarding salaries paid to executives in similar positions at similar companies. The Compensation Committee strives to set base salaries for the Company's executive officers at, or slightly below, average levels indicated by the survey data, while attempting to set total cash compensation at average market levels indicated by the survey data. The Compensation Committee also considers the possible need for an adjustment in targeted base salary to reflect a change in an executive's position or responsibilities or to encourage a new executive to join the Company.

     The Compensation Committee reviews the base salaries of the executive officers annually and otherwise when a change in circumstances so warrants. In addition to salary survey data, the Compensation Committee's review is based primarily on the following subjective factors: (i) the officer's performance regarding planning, organizing and performing assigned tasks; (ii) the officer's performance in contributing to the Company's profitability; (iii) the officer's performance in managing personnel; and (iv) the executive's contribution to defining and achieving the Company's strategic goals.

     Pursuant to the Company's employment agreement with its President and Chief Executive Officer, the Compensation Committee increased his fiscal 1998 base salary by 3.3%, reflecting increases in the consumer price index. The Compensation Committee increased the fiscal 1998 base salaries of three of the Company's executive officers by 2.3% based on the subjective factors enumerated above.

ANNUAL CASH INCENTIVE

     The Company's annual cash incentive plan (the "Incentive Plan") is designed to reward executive officers of the Company for achieving corporate performance objectives and to align the interests of executives officers with the interests of the Company and its stockholders. Targeted awards under the Incentive Plan are based on a specified percentage of each executive's base salary, 40% for the Company's President and Chief Executive Officer and 30% for each of the other executive officers. Awards are capped at 200% of the targeted amount. Eighty percent of each executive's available award is contingent upon achievement of corporate economic value created ("EVC") targets, while the remaining 20% is based on a discretionary assessment of personal or functional performance.

     The Company did not achieve the fiscal 1998 EVC targets specified in the Incentive Plan and the Compensation Committee did not make awards based on its discretionary assessment of the performance of the Company's executive officers. Accordingly, no awards were made to executives under the Incentive Plan with regard to fiscal 1998.

LONG-TERM INCENTIVES

     The Company's long-term incentive plan (the "LTIP") is designed to attract and retain key executives, to allow executives to share in the ownership of the Company and to motivate executives to achieve long-term goals that are essential to the company's success. Targeted awards under the LTIP are based on a specified percentage of each executive's base salary, 50% for the Company's President and Chief Executive Officer and 40% for each of the other executive officers. Awards are capped at 300% of the targeted amount. The Compensation Committee strives to set targeted awards under the LTIP at the average level of long-term incentive compensation paid to executives in similar positions at similar companies. Of the total LTIP award, 75% is payable in stock options and 25% is payable in restricted stock.

     The number of stock options granted under the LTIP is determined by the Black-Scholes option pricing model. The stock options are granted at the beginning of the fiscal year, have a ten-year term and vest over four years beginning 12 months from the date of grant. Upon the completion of the Company's initial public offering of its Common Stock in June 1997 (the end of fiscal 1997) and prior to the adoption of the Company's current compensation program, the Compensation Committee awarded incentive stock options to the Company's executive officers. As a result of these stock option grants, no additional stock option awards were made to the Company's executive officers under the LTIP during fiscal 1998.

     Awards of restricted stock under the LTIP are available to executives only if the Company's cumulative total return to stockholders over the applicable fiscal year exceeds the Company's weighted average cost of capital

("WACC") at the end of the prior fiscal year. The number of shares of restricted stock granted under the LTIP is based on a comparison of the cumulative total return to stockholders during the applicable fiscal year to the annual return by the S&P 500 index group for the prior twelve-month period. Restricted stock awards have three-year cliff vesting. The cumulative total return to stockholders during fiscal 1998 did not exceed the WACC target specified under the LTIP. Accordingly, no restricted stock awards were made to the Company's executive officers under the LTIP with regard to fiscal 1998.

INTERNAL REVENUE CODE SECTION 162(m)

     The Budget Reconciliation Act of 1993 amended the Internal Revenue Code (the "Code") to add Section 162(m) which bars a deduction to any publicly held Company for compensation paid to a "covered employee" in excess of $1,000,000 per year. Generally, the Compensation Committee intends that compensation paid to covered employees shall be deductible to the fullest extent permitted by law.



                                   MANAGEMENT DEVELOPMENT AND COMPENSATION
                                   COMMITTEE

                                        William W. Abbott, Chairman
                                        Stephen A. Kaplan
                                        Conor D. Reilly

                                 PERFORMANCE GRAPH

                       COMPARISON OF CUMULATIVE TOTAL RETURN
               AMONG THE COMPANY, THE NASDAQ STOCK MARKET - US INDEX
                         AND THE NASDAQ NON-FINANCIAL INDEX

     The following Performance Graph compares the performance of the Company with that of the Nasdaq Stock Market - US Index and the Nasdaq Non-Financial Index, which is a published industry index. The comparison of the cumulative total return to stockholders for each of the periods assumes that $100 was invested on June 24, 1997 (the effective date the Company's Common Stock began trading on the Nasdaq National Market), in the Common Stock of the Company, and in the Nasdaq Stock Market - US Index and the Nasdaq Non-Financial Index and that all dividends were reinvested.

                     COMPARISON OF 13 MONTH CUMULATIVE TOTAL RETURN
                               AMONG ACORN PRODUCTS, INC.,
                          THE NASDAQ STOCK MARKET (U.S.) INDEX
                           AND THE NASDAQ NON-FINANCIAL INDEX

                                       [GRAPH]

                                  6/24/97        7/97           7/98
                                  -------        ----           ----
ACORN PRODUCTS, INC.              $100.00      $ 95.58        $ 36.28
NASDAQ STOCK MARKET (U.S.)        $100.00      $109.85        $129.64
NASDAQ NON-FINANCIAL              $100.00      $106.70        $124.88


*   $100 INVESTED ON 6/24/97 IN STOCK OR INDEX-
    INCLUDING REINVESTMENT OF DIVIDENDS.
    FISCAL YEAR ENDING JULY 31.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of the executive officers of the Company served on the Board of Directors or on the Compensation Committee of any other entity, any of whose officers served either on the Board of Directors or on the Compensation Committee of the Company.

TRANSACTIONS BETWEEN DIRECTORS, EXECUTIVE OFFICERS AND THE COMPANY

     Conor D. Reilly, Chairman of the Board of the Company and a director of the Company and UnionTools, is a partner in the law firm of Gibson, Dunn & Crutcher LLP. The Company paid fees of approximately $1.2 million to Gibson, Dunn
& Crutcher LLP in fiscal 1998.

     In January 1994, Mr. Mihaly, the President, Chief Executive Officer and a director of the Company and UnionTools, received a loan from UnionTools in the aggregate principal amount of $245,000. Mr. Mihaly repaid the loan in full in October 1998.


RATIFICATION OF APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Board of Directors has appointed Ernst & Young LLP as independent certified public accountants to examine and report on the Company's financial statements for the current fiscal year and to perform other appropriate audit, accounting and consulting services. Ernst & Young LLP also acted in this capacity for the fiscal year ended July 31, 1998.

     Although the Delaware General Company Law does not require the selection of independent certified public accountants to be submitted to a vote by stockholders, the Board believes it is appropriate as a matter of policy to request that the stockholders ratify the appointment of Ernst & Young LLP as independent accountants for the 1999 fiscal year.

     It is expected that a representative of Ernst & Young LLP will be present at the Annual Meeting, will have the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions.

     The affirmative vote of a majority of the votes entitled to be cast by the holders of the Company's Common Stock present in person or represented by proxy is required for ratification.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, directors and greater than 10% stockholders to file reports of ownership and changes in ownership of the Company's securities with the Securities and Exchange Commission ("SEC"). Copies of the reports are required by SEC regulation to be furnished to the Company. Based on its review of such reports, the Company believes that all reporting persons complied with all filing requirements during the year ended July 31, 1998, except for late filings of Form 5 for the fiscal year ended July 31, 1998 for Messrs. Reilly, Abbott, Barrett, Kaplan, and Leahy.

                  AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED
                    1997 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

     The Board of Directors has approved an amendment to the Director Option Plan, subject to approval of the amendment by the stockholders at the Annual Meeting, to increase the number of shares available for issuance under the Director Option Plan from 25,000 to 200,000. Approval of this amendment requires the affirmative vote of the holders of a majority of the shares of the Company's common stock represented at the Annual Meeting. The following summary does not purport to be complete and is qualified in its entirety by the terms of the Director Option Plan which is attached hereto as Appendix A.

PURPOSE OF THE DIRECTOR OPTION PLAN

     The Company's Board of Directors created the Director Option Plan to enable the Company to attract and retain persons to serve as non-employee directors of the Company. The Company's Board of Directors has approved an amendment to the Director Option Plan to increase the number of shares of the Company's Common Stock reserved for issuance upon the exercise of options granted under the Director Option Plan from 25,000 shares to 200,000 shares.

     The Director Option Plan was adopted by the Board of Directors as of December 9, 1997. The amendment increasing the number of shares of the Company's common stock issuable under the Director Option Plan was adopted by the Company's Board of Directors on March 2, 1999. All options granted under the Director Option Plan are non-qualified options. The Director Option Plan also allows the Board of Directors to grant Stock Appreciation Rights and Restricted Stock.

ADMINISTRATION OF THE DIRECTOR OPTION PLAN

     The Director Option Plan is administered by the Board of Directors or a Committee which, under the Director Option Plan, must consist of not less than two members of the Board of Directors appointed by the Board who are "non-employee directors" as defined by Rule 16b-3(b)(2)(i) under the Securities Exchange Act of 1934, as amended.

     With respect to all eligible persons, the Committee is authorized to determine to whom and at what time options may be granted. The Committee determines the number of shares subject to option, the duration of the option, the per share exercise price, and the rate and manner of exercise.

     The exercise price of the option may be paid (i) in cash, (ii) shares of Common Stock, or (iii) a combination of cash and shares of Common Stock, or (iv) in the sole discretion of the Committee, through a cashless exercise procedure involving a broker, or (v) such other consideration as the Committee may deem appropriate.

TERM OF THE DIRECTOR OPTION PLAN

     The Director Option Plan terminates on December 9, 2007, unless earlier terminated by the Board of Directors.

AMENDMENT

     The Board of Directors may terminate, amend or modify the Director Option Plan at any time provided any amendment which requires the approval of the stockholders of the Company under the Code or Section 16 of the Securities Exchange Act of 1934, as amended, or the regulations promulgated thereunder, will be subject to such approval in accordance with the applicable law or regulations. No amendment, modification or termination of the Director Option Plan may in any manner adversely affect any option previously granted under the Director Option Plan without the consent of the option holder or a permitted transferee of such option holder.

DIRECTOR OPTION PLAN TABLE

     As of May 1, 1999, options to purchase an aggregate of 47,430 shares of the Company's Common Stock had been granted pursuant to the Director Option Plan (the grant of 28,800 shares under the Director Option Plan are subject to the approval of the amendment to increase the number of shares authorized for issuance under the Director Option Plan), no options had been exercised, options to purchase 47,430 shares remained outstanding, and 152,570 shares remained available for future grant (subject to the approval of the increase in the number of authorized shares). As of May 14, 1999, the market value of all shares of the Company's Common Stock subject to outstanding options under the Director Option Plan was approximately $281,615 (based upon the closing sale price per share of the Company's Common Stock as reported on the Nasdaq National Market on May 14, 1999). During the 1998 fiscal year, options covering 18,630 shares of the Company's Common Stock were granted to non-employee directors of the Company under the Director Option Plan. Shares underlying presently exercisable, but unexercised, options will constitute outstanding shares of the Company's Common Stock for purposes of calculating the Company's net income per share. The market value of the 200,000 shares of the Company's Common Stock to be subject to the Director Option Plan was approximately $1,187,500 as of May 14, 1999.

     As of May 14, 1999, the following current directors named in the this Proxy Statement had been granted options under the Director Option Plan as follows:

                                                                 NUMBER OF OPTIONS          AVERAGE EXERCISE PRICE
                                     NAME                           GRANTED(1)                     PER SHARE
                                     ----                           ----------                     ---------
                         Conor D. Reilly                               9,486                        $8.09

                         William W. Abbott                             9,486                        $8.09

                         Matthew S. Barrett                            9,486                        $8.09

                         Stephen A. Kaplan                             9,486                        $8.09

                         John I. Leahy                                 9,486                        $8.09

(1) Each director named in the table was granted 5,760 shares under the Director Option Plan on January 1, 1999. These grants are subject to the approval of the increase of the number of shares that may be issued under the Director Option Plan to which this Proxy statement relates.

FEDERAL INCOME TAX CONSEQUENCES

     NONQUALIFIED STOCK OPTIONS. Generally, no income is recognized when a nonqualified stock option is granted to the optionholder. Generally, upon the exercise of a nonqualified stock option, the excess of the fair market value of the shares on the date of exercise over the option price is ordinary income to the optionholder at the time of the exercise. The tax basis for the shares purchased is their fair market value on the date of exercise. Any gain or loss realized upon a later sale of the shares for an amount in excess of or less than their tax basis will be taxed as capital gain or loss, with the character of the gain or loss (short-term or long-term) depending upon how long the shares were held since exercise.

     EXERCISE WITH PREVIOUSLY-OWNED SHARES. All options granted under the Director Option Plan may be exercised with payment either in cash or, if authorized in its sole discretion by the Company's Board of Directors, in previously-owned shares of the Company Common Stock at their then fair market value, or in a combination of both. When previously-owned shares ("Old Shares") are used to purchase shares ("New Shares") upon the exercise of an option, no gain or loss is recognized by the optionholder to the extent that the total value of the Old Shares surrendered does not exceed the total value of all of the New Shares received. If, as would almost always be the case, the value of the New Shares exceeds the value of the Old Shares, the excess amount is taxable as ordinary income.

     THE COMPANY DEDUCTION. The Company is entitled to a tax deduction in connection with the exercise of a Non-Statutory Stock Option equal to the ordinary income recognized by the optionholder (conditioned upon proper reporting and tax withholding and subject to possible deduction limitations).

     1997 TAX ACT. Under recently enacted legislation, capital gains recognized by optionholders generally will be subject to a maximum federal income tax rate of 20%, provided the shares sold or exchanged are held for more than eighteen
(18) months. If the shares are held for more than one year but less than eighteen months, then the capital gains recognized by optionholders will be taxed at a maximum federal income tax rate of 28%.

     The affirmative vote of a majority of the votes entitled to be cast by the holders of the Company's Common Stock present in person or represented by proxy at the Annual Meeting is required to adopt the amendment to the Director Option Plan.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT TO THE DIRECTOR OPTION PLAN. UNLESS A CONTRARY CHOICE IS SPECIFIED, PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR APPROVAL OF THE DIRECTOR OPTION PLAN.

PROPOSALS BY STOCKHOLDERS FOR THE NEXT ANNUAL MEETING

     If any stockholder of the Company wishes to submit a proposal to be included in next year's Proxy Statement and acted upon at the annual meeting of the Company to be held in December 1999, the proposal must be received by the Secretary of the Company at the principal executive offices of the Company, 500 Dublin Avenue, Columbus, Ohio 43215 prior to the close of business on September 1, 1999. Any proposal submitted outside the processes of Rule 14a-8 under the Securities Exchange Act of 1934, as amended, for presentation at the next Annual Meeting of Stockholders will be considered untimely for purposes of Rules 14a-4 and 14a-5 if notice thereof is received by the Company after September 1, 1999. Any proposal submitted after that date may be omitted by the Company from the Proxy Statement and form of proxy relating to that meeting.

OTHER MATTERS

     As of the date of this Proxy Statement, management knows of no other business that will come before the meeting. Should any other matter requiring a vote of the stockholders arise, the proxy in the enclosed form confers upon the persons designated to vote the shares discretionary authority to vote with respect to such matter in accordance with their best judgment.

     The Company's 1998 Annual Report to Stockholders, including financial statements, was furnished to stockholders prior to or concurrently with the mailing of this proxy material.

                                   By Order of the Board of Directors,

                                   J. Mitchell Dolloff
                                   Secretary

                                                                   APPENDIX A

                                ACORN PRODUCTS, INC.

                               AMENDED AND RESTATED
                   1997 NONEMPLOYEE DIRECTOR STOCK INCENTIVE PLAN

       1. ESTABLISHMENT AND PURPOSE OF THE PLAN. This 1997 Nonemployee Director Stock Incentive Plan (the "Plan") is established by Acorn Products, Inc., a Delaware corporation (the "Company"), as of December 9, 1997. The Plan is designed to enable the Company to attract and retain persons to serve as nonemployee directors of the Company, UnionTools, Inc., a Delaware corporation ("UnionTools"), or the Company's other direct and indirect subsidiaries. The Plan provides for the grant of options ("Options") that do not qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), for the grant of stock appreciation rights ("Stock Appreciation Rights") and for the sale or grant of restricted stock ("Restricted Stock").

       2. STOCK SUBJECT TO THE PLAN. The maximum number of shares of stock that may be subject to Options or Stock Appreciation Rights granted hereunder and the number of shares of stock that may be sold as Restricted Stock hereunder, shall not in the aggregate exceed 200,000 shares of common stock, $0.001 par value (the "Shares," and individually, a "Share"), of the Company, subject to adjustment under Section 11 hereof. Anything contained herein to the contrary notwithstanding, the aggregate number of Shares with respect to which Options or stock appreciation rights may be granted during any calendar year to any individual shall be limited to 200,000. The Shares that may be subject to Options granted under the Plan, and Restricted Stock sold or granted under the Plan, may be authorized and unissued Shares or Shares reacquired by the Company and held as treasury stock.

       Shares that are subject to the unexercised portions of any Options that expire, terminate or are canceled, and Shares that are not required to satisfy the exercise of any Stock Appreciation Rights that expire, terminate or are canceled, and Shares of Restricted Stock that are reacquired by the Company pursuant to the restrictions thereon, may again become available for the grant of Options or Stock Appreciation Rights and the sale or grant of Restricted Stock under the Plan. If a Stock Appreciation Right is exercised, any Option or portion thereof that is surrendered in connection with such exercise shall terminate and the Shares theretofore subject to the Option or portion thereof shall not be available for further use under the Plan.

       3. ADMINISTRATION OF THE PLAN. The Plan shall be administered by the Management Development and Compensation Committee (the "Committee") consisting of not less than two members appointed by the Board of Directors (the "Board") of the Company. If no persons are designated by the Board to serve on the Committee, the Plan shall be administered by the Board and all references herein to the Committee shall refer to the Board. From time to time, the Board shall have the discretion to add, remove or replace members of the Committee and shall have the sole authority to fill vacancies on the Committee. All actions of the Committee shall comply with the provisions of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Section 162(m) of the Code.

       All actions of the Committee shall be authorized by a majority vote thereof at a duly called meeting. The Committee shall have the sole authority, in its absolute discretion, to adopt, amend, and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the Plan, to construe and interpret the Plan, the rules and regulations, and the agreements and other instruments evidencing Options and Stock Appreciation Rights granted and Restricted Stock sold or granted under the Plan and to make all other determinations deemed necessary or advisable for the administration of the Plan. All decisions, determinations, and interpretations of the Committee shall be final and conclusive upon the Eligible Directors, as hereinafter defined. Notwithstanding the foregoing, any dispute arising under any Agreement (as defined below) shall be resolved pursuant to the dispute resolution mechanism (if any) set forth in such Agreement.

       Subject to the express provisions of the Plan, the Committee shall determine the number of Shares subject to grants or sales and the terms thereof, including the provisions relating to the exercisability of Options and Stock Appreciation Rights, lapse and non-lapse restrictions upon the Shares obtained or obtainable under the Plan and the termination and/or forfeiture of Options and Stock Appreciation Rights and Restricted Stock under the Plan.

The terms upon which Options and Stock Appreciation Rights are granted and Restricted Stock is sold or granted shall be evidenced by a written agreement executed by the Company and the Participant (as defined below) to whom such Options, Stock Acquisition Rights and Restricted Stock are sold or granted (the "Agreement").

       4. ELIGIBILITY. Persons who shall be eligible for grants of Options or Stock Appreciation Rights or sales or grants of Restricted Stock hereunder ("Eligible Directors") shall be directors of the Company who are not employees of the Company, UnionTools or the Company's other direct or indirect subsidiaries ("Participant").

       5. TERMS AND CONDITIONS OF OPTIONS. No Option shall be granted for a term of more than ten years and thirty days. Options may, in the discretion of the Committee, be granted with associated Stock Appreciation Rights or be amended so as to provide for associated Stock Appreciation Rights. The Agreement may contain such other terms, provisions and conditions as may be determined by the Committee as long as such terms, conditions and provisions are not inconsistent with the Plan.

       6. EXERCISE PRICE OF OPTIONS. The exercise price per share for each Option granted hereunder shall be set forth in the Agreement.

       Payment for Shares purchased upon exercise of any Option granted hereunder shall be in cash at the time of exercise, except that, if either the Agreement so provides or the Committee so permits, and if the Company is not then prohibited from purchasing or acquiring Shares, such payment may be made in whole or in part with Shares owned for more than six months. The Committee also may on an individual basis permit payment or agree to permit payment by such other alternative means as may be lawful, including by delivery of an executed exercise notice together with irrevocable instructions to a broker promptly to deliver to the Company the amount of sale or loan proceeds required to pay the exercise price.

       7. DETERMINATION OF FAIR MARKET VALUE. The Fair Market Value of a Share for the purposes of the Plan shall mean the average of the high and low sale prices of a Share on the date such determination is required herein, or if there were no sales on such date, the average of the closing bid and asked prices, as reported on the principal United States securities exchange on which the Shares are listed or, in the absence of such listing, on the Nasdaq National Market or, if Shares are not at the time listed on a national securities exchange or traded on the Nasdaq National Market, the value of a Share on such date as determined in good faith by the Committee.

       8. NON-TRANSFERABILITY. Except to the extent provided otherwise in the Agreement, any Option granted under the Plan shall by its terms be nontransferable by the Participant other than by will or the laws of descent and distribution (in which case such descendant or beneficiary shall be subject to all terms of the Plan applicable to Participants) and is exercisable during the Participant's lifetime only by the Participant or by the Participant's guardian or legal representative.

       9. STOCK APPRECIATION RIGHTS. The Committee may, under such terms and conditions as it deems appropriate, grant to any Eligible Director selected by the Committee, Stock Appreciation Rights, which may or may not be associated with Options. Upon exercise of a Stock Appreciation Right, the Participant shall be entitled to receive payment of an amount equal to the excess of the Fair Market Value of the underlying Shares on the date of exercise over the exercise price of the Stock Appreciation Rights. Such payment may be made in additional Shares valued at their Fair Market Value on the date of exercise or in cash, or partly in Shares and partly in cash, as the Committee may designate. The Committee may require that any Stock Appreciation Right shall be subject to the condition that the Committee may at any time, in its absolute discretion, not allow the exercise of such Stock Appreciation Right. The Committee may further impose such conditions on the exercise of Stock Appreciation Rights as may be necessary or desirable to comply with Rule 16b-3 under the Exchange Act.

       10. RESTRICTED STOCK. The Committee may sell or grant Restricted Stock under the Plan (either independently or in connection with the exercise of options or Stock Appreciation Rights under the Plan) to Eligible Directors selected by the Committee. The Committee shall in each case determine the number of Shares of Restricted Stock to be sold or granted, the price at which such Shares are to be sold, if applicable, and the terms or duration of the restrictions to be imposed upon those Shares.

       11. ADJUSTMENTS. If at any time the class of Shares subject to the Plan is changed into or exchanged for a different number or kind of shares or securities, as the result of any one or more reorganizations, recapitalizations, stock splits, reverse stock splits, stock dividends or similar events, or in the event of a rights offering to purchase Shares at a price substantially below Fair Market Value, an appropriate adjustment consistent with such change, exchange or offering shall be made in the number, exercise or sale price and/or type of shares or securities for which Options or Stock Appreciation Rights may thereafter be granted and Restricted Stock may thereafter be sold or granted under the Plan in such manner as the Committee may deem equitable to prevent substantial dilution or enlargement of the rights granted to, or available for, participants in the Plan. Any such adjustment in outstanding Options or in outstanding rights to purchase Restricted Stock shall be made without changing the aggregate exercise price applicable to the unexercised portions of such Options or the aggregate purchase price of such Restricted Stock, as the case may be.

       12. CHANGE OF CONTROL. Notwithstanding any provision of this Plan to the contrary, in the event of a Change of Control (as defined below), all Options and Stock Appreciation Rights that have been granted by the Board as of the date thereof shall vest and become exercisable, as the case may be, immediately prior to the effective time of any Change of Control and all conditions to exercise thereof shall be deemed to have been met.

       For purposes of this Section 12, the following terms shall have the following meanings:

       "Affiliate" of any specified Person (as defined in Section 13(d) of the Exchange Act) shall mean (i) any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person or (ii) any Person who is a director or officer (a) of such Person, (b) of any subsidiary of such Person or (c) of any Person described in clause (i) above. For purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meaning correlative to the foregoing.

       "Change of Control" shall mean: (i) the acquisition by any Person (as defined in Section 13(d) of the Exchange Act) other than TCW or Oaktree, of beneficial ownership (as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except such Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) of securities of the Company (a) having 25% or more of the total voting power of the then outstanding voting securities of the Company and (b) having more voting power than the securities of the Company beneficially owned by Oaktree; (ii) during any twelve month period, a change in the Board occurs such that Incumbent Members do not constitute a majority of the Board; (iii) a sale of all or substantially all of the assets of the Company or UnionTools; or (iv) the consummation of a merger or consolidation of the Company with any other Person, provided, however, that no Change of Control shall have occurred pursuant to this clause (iv) if (A) after such merger or consolidation the voting securities of the Company prior to such merger or consolidation continue to represent more than 50% of the combined voting power of such Person or (B) if such merger or consolidation does not result in a material change in the beneficial ownership of the Company's voting securities.

       "Incumbent Members" shall mean the members of the Board on the date immediately preceding the commencement of a twelve-month period, provided that any person becoming a Director during such twelve-month period whose election or nomination for election was approved by a majority of the Directors who, on the date of such election or nomination for election, comprised the Incumbent Members shall be considered one of the Incumbent Members in respect of such twelve-month period.

       "Oaktree" shall mean Oaktree Capital Management, LLC and its Affiliates, including any partnerships, separate accounts or other entities managed by Oaktree.

       "TCW" shall mean: TCW Special Credits Plus Fund; TCW Special Credits Fund III; TCW Special Credits Fund IIIb; TCW Special Credits Fund IV; TCW Special Credits Trust; TCW Special Credits Trust IIIb; TCW Special Credits Trust IV; TCW Special Credits Trust IVa; TCW Special Credits, as investment manager of Delaware State Employees' Retirement Fund, Weyerhauser Company Pension Trust and The Common Fund for Bond Investments; and any of their respective Affiliates.

       13. INVESTMENT REPRESENTATION. Each Agreement may provide that, upon demand by the Committee for such a representation, the Optionee shall deliver to the Committee at the time of any exercise of an Option a written representation that the Shares to be acquired upon such exercise are to be acquired for investment and not for resale or with a view to the distribution thereof. Upon such demand, delivery of such representation prior to the delivery of any Shares issued upon exercise of an Option shall be a condition precedent to the right of the Optionee or such other person to purchase any Shares.

       14. DURATION OF THE PLAN. Options and Stock Appreciation Rights may not be granted and Restricted Stock may not be sold or granted under the Plan after December 9, 2007.

       15. AMENDMENT AND TERMINATION OF THE PLAN. The Board may at any time alter, amend, suspend or terminate the Plan. The Committee may amend the Plan or any Agreement issued hereunder to the extent necessary for any Option or Stock Appreciation Right granted or Restricted Stock sold or granted under the Plan to comply with applicable tax or securities laws.

       No Option or Stock Appreciation Right may be granted or Restricted Stock sold or granted during any suspension or after the termination of the Plan. No amendment, suspension or termination of the Plan or of any Agreement issued hereunder shall, without the consent of the affected holder of such Option or Stock Appreciation Right or Restricted Stock, alter or impair any rights or obligations in any Option or Stock Appreciation Right or Restricted Stock theretofore granted or sold to such holder under the Plan.

       16. NATURE OF THE PLAN. The grant, exercise or sale of securities under the Plan is intended to qualify for the exemption from short swing profits liability under Section 16(b) of the Exchange Act, provided by Rule 16b-3 promulgated thereunder, as such Rule is now in effect or hereafter amended.

       17. CANCELLATION OF OPTIONS. Any Option granted under the Plan may be canceled at any time with the consent of the holder and a new Option may be granted to such holder in lieu thereof.

       18. WITHHOLDING TAXES. Whenever Shares are to be issued with respect to the exercise of Options or amounts are to be paid or income earned with respect to Stock Appreciation Rights or Restricted Stock under the Plan, the Committee in its discretion may require the Participant to remit to the Company, prior to the delivery of any certificate or certificates for such Shares or the payment of any such amounts, all or any part of the amount determined in the Committee's discretion to be sufficient to satisfy federal, state and local withholding tax obligations (the "Withholding Obligation") that the Company or its counsel determines may arise with respect to such exercise, issuance or payment. Pursuant to a procedure established by the Committee, the Participant may (i) request the Company to withhold delivery of a sufficient number of Shares or a sufficient amount of the Participant's compensation or (ii) deliver a sufficient number of previously-issued Shares, to satisfy the Withholding Obligation.

       19. NO RIGHTS AS STOCKHOLDER. No Participant shall have any rights as a Stockholder with respect to any Shares subject to his or her Option or Stock Appreciation Right prior to the date of issuance to him or her of a certificate or certificate for such Shares.

       20. COMPLIANCE WITH GOVERNMENT LAW AND REGULATIONS. The Plan, the grant and exercise of Options and Stock Appreciation Rights, and the grant and sale of Restricted Stock thereunder, and the obligation of the Company to sell and deliver Shares under such Options and Stock Appreciation Rights, shall be subject to all applicable laws, rules and regulations and to such approvals by any government or regulatory agency that may be required. The Company shall not be required to issue or deliver any certificates for Shares prior to (i) the listing of such Shares on any stock exchange on which Shares may then be listed and (ii) the completion of any registration or qualification of such Shares under any state or federal law, or any ruling or regulation of any governmental body which the Company shall, in its sole discretion, determine to be necessary or advisable.

                                ACORN PRODUCTS, INC.
                      500 DUBLIN AVENUE, COLUMBUS, OHIO 43215

              ---------------------------------------------------------

              PROXY FOR ANNUAL MEETING OF STOCKHOLDERS - JUNE 22, 1999

     The undersigned stockholder of Acorn Products, Inc.(the "Company") hereby appoints Conor D. Reilly, Gabe Mihaly and J. Mitchell Dolloff, or any one of them, as attorneys and proxies with full power of substitution to each, to vote all shares of Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the offices of Gibson, Dunn & Crutcher LLP, 333 South Grand Avenue, 43rd Floor, Los Angeles, California on Tuesday, June 22, 1999 at 10:00 a.m. local time, and at any adjournment or adjournments thereof, with all of the powers such undersigned stockholder would have if personally present, for the following purposes:

1. ELECTION OF CONOR D. REILLY, GABE MIHALY, WILLIAM W. ABBOTT, MATTHEW S. BARRETT, STEPHEN A. KAPLAN AND JOHN I. LEAHY AS DIRECTORS.
          / /  FOR
          / /  WITHHOLD AUTHORITY FOR EACH NOMINEE

     (INSTRUCTION: TO WITHHOLD AUTHORITY FOR A SPECIFIC NOMINEE, WRITE THAT NOMINEE'S NAME HERE:______________________________________________________.


2. RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR FISCAL 1999.
          / /  FOR
          / /  AGAINST

3. APPROVE AND ADOPT THE AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED 1997 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN, AS DESCRIBED IN THE COMPANY'S PROXY STATEMENT.
          / /  FOR
          / /  AGAINST

4. IN THEIR DISCRETION TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

                    (CONTINUED AND TO BE SIGNED ON OTHER SIDE.)


                            (CONTINUED FROM OTHER SIDE.)

THIS PROXY, WHEN EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4.

     The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders, dated May 20, 1999, the Proxy Statement and the Annual Report of the Company furnished therewith. Any proxy heretofore given to vote said shares is hereby revoked.

     PLEASE SIGN AND DATE THIS PROXY BELOW AND RETURN IN THE ENCLOSED ENVELOPE.

                                             Dated:                       , 1999
                                                   -----------------------


                                             ----------------------------------
                                                  (Signature)


                                             ----------------------------------
                                                  (Signature)

     SIGNATURE(S) SHALL AGREE WITH THE NAME(S) PRINTED ON THIS PROXY. IF SHARES ARE REGISTERED IN TWO NAMES, BOTH STOCKHOLDERS SHOULD SIGN THIS PROXY. IF SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE YOUR FULL TITLE AS SUCH.

            THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS